EXHIBIT 99.1

TOR Minerals Announces Fourth Quarter and Year End 2009 Financial Results

CORPUS CHRISTI, Texas, February 23, 2010 - TOR Minerals International (Nasdaq: TORMD), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the fourth quarter and year ended December 31, 2009. For the fourth quarter ended December 31, 2009, the Company reported net income available to common shareholders of $143,000, or $0.08 per diluted share, on net sales of $6,395,000.  This compares with a net loss available to common shareholders of $3,680,000, or ($2.33) per share, on net sales of $4,139,000 for the quarter ended December 31, 2008.

Net sales for the year ended December 31, 2009, were $24,193,000 compared to $25,304,000 during the year ended December 31, 2008.  The net loss available to common shareholders was $196,000, or ($0.10) per diluted share, for the year ended December 31, 2009 compared to a net loss of $5,022,000, or ($3.19) per diluted share, for year ended December 31, 2008.

Net loss for the quarter ended and the year ended December 31, 2008 included an impairment charge of $1,976,000 related to write off of goodwill and a charge of $679,000 related to a charge for impairment of assets held for sale.

Net sales increased 55 percent during the fourth quarter of 2009 due to strong increases in all product categories.  During the fourth quarter, sales of HITOX® increased 33% to $2.4 million as inventory levels in paint and plastic markets stabilized in the North America and Asia and end market demand improved.  Sales of specialty alumina products grew 106 percent during the fourth quarter of 2009 due to increased demand for existing products in Europe and North America, and the success of new specialty alumina products introduced into North America during 2009.

During the fourth quarter of 2009, operating profit increased to $338,000, or 5.3% of sales, compared to an operating loss of ($2,784,000) reported during the fourth quarter of 2008.  Fourth quarter 2009 operating profit also increased sequentially from the operating profit of $208,000, or 3.2% of sales, reported during the third quarter of 2009.  Year-over-year and sequential improvements in profitability resulted from increased sales levels and greater operational efficiencies.

Commenting on the results, Dr. Olaf Karasch, Chief Executive Officer said, "We have weathered two years of challenging market conditions and emerged in a much better position to deliver profitable growth. Due to cost cutting measures, new, low-cost processing technologies and the dedicated efforts of our employees, we delivered four quarters of sequentially improving results during 2009 and the fourth quarter was our first positive net income in nine quarters.  At the same time, we have continued our product development efforts and are beginning to have success with new products, such as OPTILOAD, which contributed to the doubling of our specialty alumina business during the quarter."

The Company said that positive sales trends have continued during the first two months of 2010 and, if the current trends continue, it expects to see continued improvement in financial results during 2010.  "Customer demand has been strengthening across all of our products.  In addition, customers are increasingly interested in our new products and willing to dedicate resources to test and reformulate products, which bodes well for our growth in these areas," continued Dr. Karasch.

A webcast discussing fourth quarter 2009 results can be accessed for a period of 30 days via the News section of the TOR Minerals' website at www.torminerals.com.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

The consolidated financial statements to be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2009 (the "Form 10-K") have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, as to which uncertainty exists. As a result of this uncertainty, the Form 10-K will include an explanatory paragraph in the report of its independent registered public accounting firm that there is substantial doubt about the Company's ability to continue as a "going concern."  The Company's 2009 financial statements, including the financial statements in the Form 10-K and the financial results reported on this press release, do not include any adjustment that might result from the outcome of this uncertainty.

This uncertainty has resulted from the Company's revolving line of credit (the "Line"), with an outstanding balance of $1,650,000, under their US Credit Agreement with Bank of America (the "Bank") maturing on August 15, 2010.  As disclosed in the Company's Current Report on Form 8-K filed on February 16, 2010, the Bank extended the maturity date on the Line from February 15, 2010 to August 15, 2010.  The Company is working to establish a corporate lending relationship with a new financial institution for the Company's US operations prior to August 15, 2010, the revised maturity date under the Credit Agreement, to permit the Company to refinance its outstanding debt with the Bank prior to its stated maturity.  The Company expects that improvements in recent financial performance may assist the Company to establish a new corporate lending relationship and/ or refinance its current US debt.  However, if the Company is unable to refinance the debt due to the Bank prior to its stated maturity or if the Company defaults under the terms of the Credit Agreements prior to its stated maturity and the Bank were to accelerate the maturity of such indebtedness, the Company does not have sufficient liquidity to pay off the indebtedness owed to the Bank, and the Bank would be entitled to exercise all of its rights and remedies as a secured lender under the Credit Agreement.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Three Part Advisors, LLC
(817) 310-0051

Financial Tables Follow

TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
NET SALES	$6,395	$4,139	$24,193	$25,304
Cost of sales	5,212	3,507	20,382	22,032
GROSS MARGIN	1,183	632	3,811	3,272
Technical services and research and development	54	55	200	244
General, administrative and selling expenses	792	1,386	3,215	4,673
Goodwill impairment	-	1,976	-	1,976
Loss on assets held for sale	-	679	-	679
Loss on disposal of assets	35	100	35	98
OPERATING INCOME (LOSS)	302	(3,564)	361	(4,398)
OTHER INCOME (EXPENSE):
Interest income	-	1	2	2
Interest expense	(151)	(115)	(558)	(524)
Gain (loss) on foreign currency exchange rate	22	(33)	59	(38)
Other, net	-	4	4	15
INCOME (LOSS) BEFORE INCOME TAX	173	(3,707)	(132)	(4,943)
Income tax expense (benefit)	15	(42)	4	19
NET INCOME (LOSS)	$158	$(3,665)	$(136)	$(4,962)
Less: Preferred Stock Dividends	15	15	60	60
Income (Loss) Available to Common Shareholders	$143	$(3,680)	$(196)	$(5,022)

Income (loss) per common share:
Basic	$0.08	$(2.33)	$(0.10)	$(3.19)
Diluted	$0.08	$(2.33)	$(0.10)	$(3.19)
Weighted average common shares outstanding:
Basic	1,891	1,579	1,891	1,576
Diluted	1,891	1,579	1,891	1,576

TOR Minerals International, Inc. and Subsidiaries Consolidated Balance Sheets (In thousands, except share and per share amounts)
	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,002	$191
Trade accounts receivable, net	3,380	2,310
Inventories	9,101	11,839
Other current assets	540	444
Total current assets	14,023	14,784
PROPERTY, PLANT AND EQUIPMENT, net	18,800	19,515
OTHER ASSETS	53	38
Total Assets	$32,876	$34,337

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,452	$2,268
Accrued expenses	1,036	1,611
Notes payable under lines of credit	3,313	2,156
Export credit refinancing facility	-	1,458
Current deferred tax liability	60	56
Current maturities - capital leases	140	86
Current maturities of long-term debt - financial institutions	435	1,590
Total current liabilities	6,436	9,225
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	49	141
Long-term debt - financial institutions	1,477	1,876
Long-term debt - convertible debentures, net	1,122	-
DEFERRED TAX LIABILITY	577	580
Total liabilities	9,661	11,822
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Series A 6% convertible preferred stock $.01 par value: authorized, 5,000 shares; 200 shares issued and outstanding at 12/31/2008 and 12/31/2007	2	2
Common stock $.25 par value: authorized, 6,000 shares; 1,891 shares issued and outstanding at 12/31/2009 and 12/31/2008	2,363	2,363
Additional paid-in capital	25,214	24,525
Accumulated deficit	(7,807)	(7,611)
Accumulated other comprehensive loss:
Cumulative translation adjustment	3,443	3,236
Total shareholders' equity	23,215	22,515
Total Liabilities and Shareholders' Equity	$32,876	$34,337

TOR Minerals International, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Year Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(136)	$(4,962)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,812	1,954
Goodwill impairment	-	1,976
Loss on assets held for sale	-	679
Loss on disposal of assets	35	98
Share-based compensation	266	145
Warrant interest expense	44	-
Deferred income taxes	4	19
Provision for bad debts	(61)	381
Changes in working capital:
Trade accounts receivables	(762)	1,049
Inventories	2,807	(685)
Other current assets	(91)	134
Accounts payable and accrued expenses	(1,428)	709
Net cash provided by operating activities	2,490	1,497

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(922)	(2,396)
Proceeds from sales of property, plant and equipment	-	4
Net cash used in investing activities	(922)	(2,392)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) lines of credit	1,120	(2,365)
Net proceeds from (payments on) export credit refinancing facility	(1,471)	1,458
Proceeds from capital lease	69	26
Payments on capital lease	(111)	(80)
Proceeds from long-term bank debt	-	914
Payments on long-term bank debt	(1,604)	(931)
Proceeds from convertible debentures	1,500	-
Loan origination costs	(15)	9
Proceeds from the issuance of common stock, and exercise of common stock options	-	1,902
Preferred stock dividends paid	(60)	(60)
Net cash (used in) provided by financing activities	(572)	873
Effect of exchange rate fluctuations on cash and cash equivalents	(185)	(163)
Net increase (decrease) in cash and cash equivalents	811	(185)
Cash and cash equivalents at beginning of year	191	376
Cash and cash equivalents at end of year	$1,002	$191

Supplemental cash flow disclosures:
Interest paid	$558	$524
Income taxes paid	$3	$10